EXHIBIT 10.54

SUPPLY AGREEMENT FOR ANIMAL HEALTH

THIS AGREEMENT is made and effective this 20th day of  March, 2008, by and between AMARILLO BIOSCIENCES, INCORPORATED, a Texas corporation with its principal place of business at 4134 Business Park Drive, Amarillo, Texas 79110 USA (hereinafter “ABI”) and CytoPharm, Inc., (“CYTO”), a corporation, having a principal place of business at 6 F No. 6, Jungshing Road, Sec. 1, Wugu Shiang, Taipei County 248, Taiwan, (ABI and CYTO collectively referred to hereinafter as the “Parties”).

WHEREAS, ABI has substantial expertise in the production and use of HBL interferon (hereinafter defined) and has proprietary rights and know-how in the field of production, purification, formulation and use of HBL interferon.

WHEREAS, ABI and CYTO now desire to promote applications of technology relating to the oral administration of HBL interferon in the swine, cattle and poultry species and CYTO desires to use, formulate, test, and market oral dosage forms of  HBL interferon for treatment of diseases and other healthcare applications of swine, cattle and poultry in the Territory (hereinafter defined);

WHEREAS, CYTO has expressed willingness to pay all costs related to gaining regulatory approval in Taiwan and China but desires ABI's assistance with study design, protocol preparation, regulatory affairs and management of clinical trials.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, CYTO and ABI agree as follows:

ARTICLE I
DEFINITIONS

1.01.    “Agreement” means this Supply Agreement.

1.02.            “Affiliate” means a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, the designated party.  In the case of a corporation, “control” means ownership either directly or indirectly of at least forty percent (40%) of the shares of stock entitled to vote for the election of directors.  By way of explanation but not limitation, Cyto Biotech, is an Affiliate of CYTO.

1.03.            “Anhydrous Crystalline Maltose or “ACM” means a maltose crystalline powder that is obtained from highly purified maltose by additional dehydration by heating.

1.04.            “Animal Dose(s)” means the approved dosage of HBL IFNα in International Units (IU) per unit dose to be used in the animal species which dosage shall be determined by the testing to be funded by CYTO.

1.05.            “bulk HBL interferon” means HBL IFNα provided in a concentrated form for use in the manufacture of formulations for use in the Licensed Species.

1.06.            “Commercially Reasonable Efforts” means, unless the Parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other products of similar scientific and commercial potential within the relevant product lines of the Parties.

1.07             “HBL Agreement” means the Joint Development and Manufacturing/Supply Agreement by and between HBL and ABI dated as of March 13, 1992, [as amended by the First Amendment to Joint Development and Manufacturing/Supply Agreement

dated as of January 17, 1996 and the Addendum to Manufacturing/Supply Agreements dated as of May 10, 1996 and September 7, 2001].

1.08.            “HBL interferon” means the natural human interferon-alpha (“IFNα”) used by HBL for the formulation of natural IFNα-containing formulation(s) for use in the treatment of human renal cell carcinoma and hepatitis B in Japan, presently under the manufacturing and commercializing approval of the Ministry of Health and Welfare in Japan, and which is produced by HBL.  HBL interferon is provided for use in the manufacture of formulations for use in the Licensed Species.

1.09.            “Licensed Species” means swine, cattle and poultry.

1.010.          “Net Sales” means the invoice amounts actually received for sales of the Product by CYTO, its Affiliates or sub-licensees in a bona fide arm's length transaction, less the following items, provided that they are bona fide transactions designed to optimize the sales of Product (a) cash discounts and trade allowances actually granted, (b) rebates and charge backs required by Applicable Laws or made pursuant to agreements with customers, (c) credits or allowances actually granted upon claims, damaged goods, outdated goods, rejections or returns of such Product, including recalls, (d) taxes, tariffs and similar obligations, duties or other governmental charges (other than income taxes and inventory taxes) levied on, absorbed or otherwise imposed on sales of such Product in the Territory and shown separately on the invoice, (e) shipping charges, and (f) insurance costs related to shipping.

1.11.            “Other Interferon” means any interferon not provided by HBL that is formulated with ACM to treat Licensed Species.

1.12.            “Product” means a formulation or composition containing both ACM and HBL IFN, Other Interferon formulated with ACM, or other products formulated by CYTO based on the above product and designated for oral use in the Licensed Species.

1.13.            “Technical Information” means all information, reports, results, inventions, licenses, know-how, improvements, materials, and any other technical and scientific data, specifications and formulae directly related to development, regulatory approval, manufacture, testing, use, marketing and/or sale of HBL interferon, and any non-public information relevant to the business of the Parties which is necessarily disclosed by one to the other during the Parties' performance under this Agreement.  “ABI Technical Information” refers to Technical Information originating with ABI or which ABI has developed or has obtained through its contractual relationships with third parties including HBL.  “CYTO Technical Information” refers to Technical Information originating with CYTO or which CYTO will develop or has developed or has obtained through its contractual relationships with third parties.  “Technical Information” when not otherwise specified herein means both ABI Technical Information and CYTO Technical Information.

1.14.            “Territory” means the countries of Republic of China (“Taiwan”) and People’s Republic of China (“China”).

ARTICLE II
RESEARCH AND DEVELOPMENT

2.01.    ABI Obligations.  Subject to the terms and conditions of this Agreement, ABI shall supply ACM, bulk HBL interferon and ABI Technical Information for the manufacture, use, formulation, testing and/or marketing of oral dosage forms involving the stabilization and delivery of HBL IFN in ACM, for use in the Licensed Species in the Territory, exclusively to CYTO for such use, and to no other persons or entities.  Such oral dosage forms shall be subject to resale or other distribution by CYTO to other persons or entities for use, formulation, testing, and/or marketing; provided, however, that CYTO shall not resell or otherwise distribute such oral dosage forms or HBL interferon and ACM to other persons or entities for formulation, testing and/or marketing by such other persons or entities without first obtaining ABI's written approval, which approval shall not be unreasonably withheld.  ABI shall supply ACM and bulk HBL interferon for delivery to CYTO f.o.b. HBL's manufacturing facilities, or for delivery at other locations by agreement of the Parties, packaged in bulk, and such product shall be supplied in response to issuance by CYTO of written purchase orders delivered to ABI specifying the quantity to be supplied, along with any special instructions/requests regarding the supply and/or delivery of the product.

2.02.     CYTO Obligations. CYTO will use Commercially Reasonable Efforts to timely complete at the sole cost and expense of CYTO (i) clinical trials and development of Product for the treatment of the Licensed Species, (ii) animal toxicology and other pre-clinical studies required for commercial launch of the Product, and (iii) other tasks supporting commercialization of the final formulation of the Product.

(a) CYTO shall use Commercially Reasonable Efforts to timely secure any and all Governmental Approvals in the Territory and shall own and maintain all Governmental Approvals and related information as provided herein. The Parties agree and acknowledge that Governmental Approval for the Product will be sought in The Territory.

(b) The foregoing notwithstanding, it shall be conclusively presumed that CYTO has not used “Commercially Reasonable Efforts” as to a particular Licensed Species, if (i) CYTO fails to commence clinical trials for that species within one (1) year of the Effective Date; or (ii) CYTO fails to achieve commercial sales for that species within two (2) years of the Effective Date.  If CYTO fails to enroll a species in a clinical trial within twelve (12) months or fails to achieve commercial sales for that species within two (2) years, CYTO shall lose the rights under this Agreement for that particular species, but not for other species for which CYTO has used Commercial Reasonable Efforts.

(c) CYTO shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and shall properly reflect all work done and results achieved in the performance of its duties hereunder (including all data in the form required to be maintained under any Applicable Laws), and any subsequent pre-clinical or clinical studies (the “Clinical Records”). The Clinical Records generated in the Territory shall be owned by CYTO and shall be considered Confidential Information of CYTO and ABI.  ABI may request the Clinical Records, and CYTO shall provide the Clinical Records to ABI, subject to applicable laws and regulations.  These records include books, records, reports, research notes, charts, graphs, comments, computations, analyses, compilations, recordings, photographs, computer programs and documentation thereof, computer information storage means, samples of materials and other graphic or written data generated in connection with CYTO's research and development activities with respect to the Product.

(d) In the event ABI requests that more than 1,000 pages be copied in connection with the foregoing, ABI shall reimburse CYTO for CYTO’s actual out of pocket costs for making copies in excess of 1,000 pages.  ABI shall pay CYTO such amounts within 30 days following ABI’s receipt of an invoice therefor accompanied by documentation reasonably supporting such invoice.

                (e) ABI has the right, upon fifteen business days’ prior written notice to CYTO, to review the Clinical Records associated with CYTO’s activities under this Agreement during normal business hours, and CYTO shall, subject to Applicable Laws, provide ABI upon request with a copy of all requested Clinical Records, at ABI’s cost, to the extent reasonably required for the exercise of ABI's rights under this Agreement. ABI may use the Clinical Records and the summaries thereof for commercial and regulatory approval purposes. If ABI wants to provide a non-governmental entity Third Party with the Clinical Records or a summary thereof or use information contained in such records for a commercial purpose, ABI may do so as long as the non-governmental entity Third Party agrees to the Confidentiality provisions of Article VIII.

2.03.    Availability of Resources; Cooperation. Each Party shall maintain laboratories, offices and/or other facilities reasonably necessary to carry out the activities to be performed by such Party hereunder. Upon reasonable advance notice, each Party agrees to make its employees and non-employee consultants reasonably available at their respective work locations to consult with the other Party on issues arising during the collaboration and in connection with any request from any Governmental Authority, including regulatory, scientific, technical and clinical testing issues.  Such meeting may be arranged through the internet or site visit. The meetings should be arranged within 15 working days after the requests, where feasible.

2.04.      Reporting Obligations of CYTO. On or prior to December 31st of each year during the TERM of this Agreement CYTO shall provide ABI with a report of ongoing development efforts, including a report of efforts by CYTO with respect to clinical testing, regulatory approval efforts, marketing/sales strategy, and any other areas into which CYTO's reasonable business efforts in accordance with this paragraph may reasonably be categorized. Such report shall be provided in English and shall be accompanied by samples of labeling, instructions, promotional and other support materials, if any, developed for CYTO's sales force, patients, physicians, or other outside parties.

ARTICLE III
LICENSE

3.01.     License and Supply Grant.  Subject to the terms of this Agreement and the Existing Licenses, ABI hereby grants to CYTO:

(a) an exclusive sublicense, under the ABI Technology to use the ABI Technology to market, advertise, promote, manufacture, offer for sale, sell, and distribute the Product in the Territory; and

(b) an exclusive sublicense, under all rights granted to ABI pursuant to the HBL Agreement to market, advertise, promote, manufacture, offer for sale, sell, and distribute the Product in the Territory.

3.02.     Restrictions. CYTO shall have the right to use and sell Product only in the Territory and only for use in the Licensed Species. . CYTO shall not seek customers, establish any branch or maintain any distribution depot for Product in any country outside the Territory. CYTO shall not sell Product to any customer in any country outside the Territory or to any customer in the Territory if, to the knowledge of CYTO, such customer intends to resell such Product in any country outside the Territory.

3.03.      Retained Rights.  ABI retains all rights other than as set forth in this Agreement to HBL IFN and IFN, including without limitation, the right to test, develop, license, sublicense, market, distribute or otherwise use IFN and HBL IFN in the Licensed Species outside the Territory.

ARTICLE IV
PAYMENTS AND ROYALTIES

4.01.      Initial Fee.  On the Effective Date, as an initial license fee, CYTO shall pay to ABI a sum equal to Thirty Thousand US Dollars ($30,000).  This fee will be wired into ABI’s designated bank account within 30 days of the Effective Date. Failure to make this initial paymentshall cause the Agreement to be terminated and to be of no further force or effect (except for Article XV). Upon  receipt of the initial license fee, ABI shall provide CYTO with All the existing regulatory documents in ABI’s possession that are needed to obtain government approval for trials in China and Taiwan.  ABI shall request HBL transfer the technologies and manufacturing processes for mixing concentrated IFNα and ACM to CYTO; and CYTO will utilize such technologies and processes solely for the purpose of mixing interferon with ACM. After ABI notifies CYTO in writing or by e-mail of supplying documents above and completes the transfer of technologies and manufacturing processes, CYTO will wire into ABI’s designated bank account an additional thirty thousand dollars ($30,000) within 30 days.

4.02.     Royalty Payments.  During the TERM, CYTO, its Affiliates or sub-licensees in bonafide arm’s length transactions, will pay ABI a royalty on aggregate Net Sales of Product in each calendar year equal to seven and one half percent (7.5%) each year. Royalties shall be due and payable thirty (30) days after the end of each calendar quarter (each a “Royalty Payment Date”). CYTO may prepay, in whole or in part, any royalties prior to the applicable Royalty Payment Date.  If Other Interferon is formulated with ACM to manufacture product, Cyto shall pay ABI a royalty on aggregate Net Sales of Product in each calendar year equal to five and on half percent (5.5%) each year.

4.03.    Minimum Royalty. During the TERM, and for each calendar year beginning with the second calendar year after approval of sales of Product in the Territory, CYTO shall pay ABI a minimum royalty, which shall be fifty thousand dollars ($50,000).  The Minimum Royalty calculations and payment therefor shall be made within thirty (30) days after the close of each calendar year, commencing with the first calendar year after approval of sales of Product in the Territory.  Failure to make this Minimum Royalty shall be a reason for Termination pursuant to Section 7.02.  Payments made to ABI pursuant to Section 4.02 above for the applicable calendar year shall count toward the Minimum Royalty.

4.04.    Minimum Sales. CYTO shall meet or exceed the following annual minimum sales.  If CYTO does not achieve these levels, ABI will have the right to terminate the Agreement.  Year 1 means the first 12 months after regulatory approval is obtained.
Year 1                            $0.5 million
Year 2                            $1.5 million
Year 3 and beyond     $4.0 million

4.05.      Reports. CYTO shall furnish to ABI a quarterly written report, which report shall contain at a minimum (a) the number of interferon and ACM sold; (b) the calculation of Net Sales; (c) royalties payable in U.S. dollars, if any, which shall have accrued hereunder based upon Net Sales; (d) withholding taxes, if any, required by law to be deducted with respect to such sales; (e) the dates of the First Commercial Sale of any Product; and (f) the exchange rates, if any, used to determine the amount of United States dollars (collectively, the “Royalty Statement”). Reports shall be due on the 45th day following the close of each quarter.

4.06.     Records and Audits.  During the TERM and for a period of two years thereafter or upon written notice to CYTO received prior to the expiration of such two year period as otherwise required in order for ABI to comply with Applicable Law, CYTO shall keep complete and accurate records in sufficient detail to permit ABI to confirm the completeness and accuracy of the information presented in each Royalty Statement and all payments due hereunder. CYTO shall permit an independent, certified public accountant reasonably acceptable to CYTO to audit and/or inspect those records of CYTO (including financial records) that relate to number of lozenges sold and Net Sales for the sole purpose of verifying the completeness and accuracy of the Royalty Statements and, the calculation of Minimum Royalties, Net Sales and confirming royalty payments for the Product, during the preceding calendar year. Such inspection shall be conducted during CYTO’s normal business hours, no more than once in any 12-month period and upon at least thirty (30) days’ prior written notice by ABI to CYTO. If such accounting firm concludes that such payments were underpaid during the periods reviewed by such accountants, CYTO shall pay ABI the amount of any such underpayments, within thirty (30) days of the date ABI delivers to CYTO such accounting firm's report so concluding that such payments were underpaid.  If CYTO fails to remit the payment within thirty (30) days, interest at a rate equal to the Prime Rate of Interest shall be imposed starting from the 31st day.  If such accounting firm concludes that such payments were overpaid during such period, ABI shall pay to CYTO the amount of any such overpayments, without interest, within thirty (30) days of the date ABI delivers to CYTO such accounting firm's report so concluding that such payments were overpaid. If ABI fails to remit payment within 30 days, interest at a rate equal to the Prime Rate shall be imposed starting from the 31st day.  Provisions in this Section 4.06 requiring either Party to pay interest shall not prevent the other Party from immediately taking all actions necessary to collect all amounts due, or to enforce any other remedy under this Agreement.  ABI shall bear the full cost of such audit unless such audit discloses an underpayment by more than 5% of the amount due during such period. In such case, CYTO shall bear the full cost of such audit. CYTO shall provide ABI a copy of the CYTO audited financial statements with sufficient detail to show the portion of revenue from HBL interferon sales and Other Interferon formulation with ACM sales each year to be delivered to ABI within 3 months of the end of CYTO’s fiscal year.

4.07.      Exchange Rate; Manner and Place of Payment.   All payments hereunder shall be payable in United States dollars. With respect to each calendar quarter, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable calendar quarter. All payments owed under this Agreement shall be made by wire transfer to a bank account designated in writing by ABI, unless otherwise specified in writing by ABI.

4.08.     Late Payments. Unless otherwise provided in this Agreement, upon the failure of CYTO to pay any amount due under this Agreement within five days after receipt of notice by ABI that such amount has become due and payable and has not been paid, CYTO shall pay interest to ABI on such amount from the date such amount is due under this Agreement at the rate of 12% per annum calculated on the number of days such payment is delinquent, unless such payment is being disputed by CYTO in good faith pursuant to Section 5.03(a).  Nothing in this Section 4.08 shall relieve CYTO of CYTO’s obligation to make payments, risk Termination pursuant to Section 5.03(a), or provide a Royalty Statement pursuant to Section 5.03(b).

4.09.     Taxes.  All taxes levied on account of the payments accruing to ABI under this Agreement shall be paid by ABI for its own account, including taxes levied thereon as income to ABI. If provision is made in law or regulation for withholding, such tax shall be deducted from the payment made by CYTO, paid to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to ABI.

4.10.             CYTO shall pay ABI for Bulk HBL Interferon $10/million IU plus $30/kilogram for ACM plus the amount of any future HBL price increases to ABI.

4.11.             CYTO shall remit to ABI payment in U.S. funds via wire transfer to a bank account of ABI’s choice.  Fifty percent (50%) of the payment will accompany the purchase order with the balance to be paid within 15 days of the date CYTO accepts delivery at HBL’s factory or warehouse in Japan.

ARTICLE V
WARRANTIES

ABI makes no warranty, express or implied, and all implied warranties or warranties of merchantability and fitness for a particular purpose are hereby disclaimed and excluded.  HBL warrants to ABI in the HBL Agreement that Manufactured Products delivered to ABI, its Affiliates, or Sub licensees shall conform to all specifications listed on the Product Specification Sheet(s) for said Manufacture Product(s) at the time of its delivery, provided that HBL shall be compensated separately for any packaging or labeling performed at the request of ABI.  It is understood that HBL makes no other warranties of merchantability and fitness for a particular purpose which are beyond the aforesaid stated warranty obligations are hereby disclaimed and excluded.

                                        ARTICLE VI
                                DISCLAIMERS AND INDEMNIFICATION

6.01.             ABI makes no representation or warranty that the manufacture or sale of Manufactured Products will not infringe any third party patent, nor does ABI assume any obligations with respect to infringements of patents of others arising as a result of CYTO's activities under this Agreement except as otherwise expressly provided in this Agreement.

6.02.             ABI makes no covenant either to defend any infringement charge by a third party or to initiate action against infringers of any of its patents except as otherwise expressly provided in this Agreement.

6.03.             ABI makes no representation or warranty concerning the potential profitability of sales of Product and shall not be liable for failure of licensee to obtain a profit or income from such sales.

6.04.                       ABI SHALL NOT BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, DESIGN, FUNCTION OR FITNESS FOR USE OF PRODUCTS.

6.05.                      CYTO agrees that it shall indemnify and save ABI harmless from any and all claims, demands, actions and causes of action against ABI, whether groundless or not, in connection with any and all injuries, losses, damages or liability of any kind whatsoever, arising, directly or indirectly, out of the use, distribution, and/or sale of Product by or through CYTO.  ABI shall notify CYTO in writing within ten (10) days of its receipt of any claim, demand or lawsuit.  Upon assumption by CYTO of its duty to defend, CYTO will have control of the claim, demand or lawsuit, and except as may be necessary to prevent lapse of its legal rights, ABI shall be required to incur no expense with regard to said claim, demand or lawsuit.  ABI shall, at CYTO's request, provide reasonable assistance in defense of any such claim, demand or lawsuit.

                                        ARTICLE VII
                                TERM OR TERMINATION; DEFAULT

7.01.                      Unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of ten (10) years from the date of this Agreement.  After said initial term, the Agreement shall be automatically renewed for successive one (1) year terms subject to the prior written agreement of the Parties (hereinafter called “Renewal Terms”).

7.02.                      If CYTO shall at any time during the initial term or any subsequent Renewal Term of this Agreement default in any obligation hereunder or fail to pay any payment due, and such default shall not be cured within sixty (60) days after written notice from ABI to CYTO specifying the nature of the default, ABI may terminate this Agreement, or may demand specific performance.  Failure to conduct clinical trials in swine in the USA and China within twelve (12) months of the execution of this Agreement shall be cause for termination without notice.

7.03.                      If ABI shall, at any time during the initial term or any subsequent Renewal Terms of this Agreement, default in any obligation hereunder other than a default caused by HBL and such default shall not be cured within sixty (60) days after written notice from CYTO to ABI specifying the nature of the default, CYTO may terminate this Agreement, or may demand specific performance.  If a default is caused by HBL, ABI will make its best efforts to influence HBL to cure the default.

7.04.                      Any termination pursuant to this Article shall not relieve ABI of any obligation to fill purchase orders placed with ABI prior to termination.

7.05.                      The exercise by either Party of any right of termination shall not constitute a waiver of any other rights or remedies available to such party for violation of the terms of this Agreement or under applicable law.

  ARTICLE VIII
                                                                             CONFIDENTIALITY

8.01.                      ABI owns or is licensed under confidential or secret information relating to HBL interferon-containing products and the use of same in the Licensed Species, and it is the intention of ABI to maintain this confidentiality.

8.02.                      CYTO possesses trade secrets and technical and marketing information that are proprietary to CYTO, and it is its intention to maintain the confidentiality of its proprietary information.

8.03.                      Each Party agrees to maintain confidential and secret all information which may be disclosed or provided to it by the other Party and that the Parties may together subsequently acquire in relation to interferon-containing products and which is designated in writing by clearly identifiable legend as being confidential or secret in character.

8.04.                      Each Party's obligation to the other (to maintain confidentiality) hereunder shall terminate with respect to any particular item and only said item of the disclosing Party's confidential information, when the recipient Party can demonstrate that such item of information:

8.04.1.                       Is publicly known and available through some means other than by the recipient Party's act or omission; or

8.04.2.                       Was in the recipient Party's possession prior to its disclosure by the other Party, provided that written evidence of such possession is established; or

8.04.3.                        Has come into the recipient Party's possession through a third party free of any obligation of confidentiality to the disclosing Party, where said third party has acquired said information lawfully and not under circumstances forbidding its disclosure.

8.05.                      Neither Party will permit confidential or secret information or any part thereof to be disclosed to third parties or to employees except on a “need-to-know” basis and each will maintain confidential or secret information and/or documents with the same precautions it uses to safeguard its own confidential or secret information.

8.06.                      Each Party will notify the other promptly if it has knowledge that a third party possesses confidential or secret information of the other Party related to interferon-containing products.

8.07.                      CYTO shall have the right to use ABI's confidential or secret information to the extent reasonably necessary to accomplish the objectives of this Agreement, including specifically the right to disclose such information to its Affiliates, actual and potential purchasers or transferees, third-party contract consultants and scientific investigators (from whom CYTO shall secure Confidential Disclosure Agreements) and to regulatory agencies in support of applications for regulatory agency approval to make, test and/or sell HBL interferon-containing products.

ARTICLE IX
BOOKS AND RECORDS

9.01.                      CYTO shall keep proper books of accounts which clearly indicate the volume of sales and all other financial data and documentation associated with sales of oral interferon.  CYTO shall provide ABI a copy of the CYTO audited financial statements with sufficient detail to show the portion of revenue from sales of Product in Licensed Species each year to be delivered to ABI at the earliest possible date within 3 months after the end of CYTO’s fiscal year.

9.02.                      ABI may nominate an independent public accountant, acceptable to and approved by CYTO (which approval shall not be unreasonably withheld), once in each calendar year, to inspect the books of account of CYTO and other records and reports deemed reasonably necessary for inspection by said accountant during reasonable business hours for the purpose of verifying the accuracy of the reports and payments made by CYTO during the preceding calendar year.  Such accountant shall not disclose any information related to CYTO's financial matters but shall certify to ABI the accuracy of the reports and payments made by CYTO in accordance with this Agreement.  All fees charged by such accountant shall be paid by ABI except if there are discrepancies in CYTO's reports, which result in under reporting or under payment by a factor greater than 10% of the amount due.  In such instance CYTO shall reimburse ABI for the accountant's costs other than as required by law.  ABI shall not make any public disclosure of the CYTO reports or payments referred to in this agreement.  To the extent disclosure of such information to a third party is required in the ordinary course of ABI's business, such disclosure shall be made subject to the recipient's agreement to hold such information in confidence.

ARTICLE X
MISCELLANEOUS

10.01.                      Survival.  ARTICLES VII, VIII, and IX shall survive any termination of this Agreement.

10.02.                      Force Majeure.  The failure of CYTO, ABI, or any of their Affiliates to take any act required by this Agreement if occasioned by an act of God or the public enemy, fire, explosion, earthquake, perils of the sea, floods, drought, war, riot, sabotage, accident, embargo or any circumstance of like or different character beyond the reasonable control of the Party so failing or by the interruption or delay in transportation, inadequacy, or shortage or failure of the supply of materials and/or equipment, equipment breakdown, labor trouble or compliance with any order, direction, action  or request of any governmental officer, department or agency and whether in any case such circumstance now exists or hereafter arises, shall not subject either Party to any liability to the other.

10.03.                      Arbitration.  The Parties hereto desire to avoid and settle without litigation future disputes which may arise between them relative to this Agreement.  Accordingly, the Parties agree to engage in good faith negotiations to resolve any such dispute.  In the event they are unable to resolve any such dispute by negotiation, such dispute shall be submitted to arbitration as follows: If arbitration is initiated by CYTO, it shall be held in the State of Texas, U.S.A. in compliance with the Commercial Arbitration Rules of the American Arbitration Association.  If arbitration is initiated by ABI, it shall be held in Taiwan in compliance with the Commercial Arbitration Rules of the Arbitration Association of Taiwan. The arbitration award shall be final and binding upon the Parties hereto and may be filed with and enforced by any competent court of competent jurisdiction to enforce said award.  If arbitration is initiated by ABI for failure to pay for HBL interferon, Bulk HBL interferon or ACM, it shall be held in Japan in compliance with the Rule of the Japan Commercial Arbitration Association.

10.04.                      Communication.  Any payment, notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sufficiently made or given on the date of sending if sent to such Party by certified or registered mail or by an overnight courier service, postage or delivery charge prepaid, or by telex or telefax addressed to it at its address set forth, or to such other address(es) as it may designate by written notice given to the other Party as follows:

In case of ABI:                              Dr. Joseph M. Cummins, Chairman & CEO
Amarillo Biosciences, Inc.
4134 Business Park Drive
Amarillo, TX 79110
Facsimile: (806) 376-9301

With a copy to:                            Edward L. Morris, Legal Counsel
SandersBaker, PC
320 S. Polk, Ste. 700
Amarillo, TX 79101
Facsimile: (806) 372-3725

In case of CYTO:                         Dr. Ellson Chen, Chairman of Board of Directors
CytoPharm, Inc.,
6 F No. 6, Jungshing Road, Sec. 1
Wugu Shiang, Taipei County 248
Taiwan
Telephone: +886-2-89769628

                                10.05.                      Amendments to Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect to all of the matters herein addressed, and supersedes all previous arrangements whether written or oral, covering the same subject matter.  Any amendment or modification of this Agreement shall be effective only if made in writing, and executed by both Parties.

10.06.                      Assignment.  This Agreement shall not be assignable by CYTO to any person or entity other than a CYTO Affiliate without the prior written consent of ABI.  This Agreement shall not be assignable by ABI to any person or entity other than an ABI Affiliate without the prior written consent of CYTO.

10.07.                      Enforceability.  If one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  To the extent permitted by law, each Party waives any provision of law, which renders any provision herein invalid, illegal or unenforceable in any respect.

10.08.                      Nature of Relationship.  Nothing herein shall be construed to place the Parties in a relationship of partners or joint venturers, nor does this Agreement make either party the agent or legal representative of the other for any purposes whatsoever.  The Parties further agree that no representation shall be made by either party that would create an apparent agency, employment, partnership or joint venture.  Neither party shall have the power express or implied, to obligate or bind the other in any manner whatsoever.

10.09.                      Headings.  The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.10.      Waiver.  No provision of this Agreement shall be deemed waived, unless such waiver is in writing and signed by the Party against which the waiver is sought to be enforced.  The waiver by either of the Parties hereto of any breach of any provision hereof by the other Party shall not be construed to be either a waiver of any succeeding breach of any such provision or a waiver of the provision itself.

10.11.        Governmental Approval. In the event ABI has to obtain the approval from the appropriate governmental authorities of Japan to deliver HBL interferon to the country in which CYTO will use and/or market HBL interferon or products containing HBL interferon, ABI's obligation pertaining to the supply of the said product to the said country shall be subject to such approval granted in writing to HBL or ABI.

10.12.              No Third-Party Beneficiaries.  This Agreement contemplates no third-party beneficiaries, and no person or entity, other than the Parties or their permitted assignees, shall have any rights whatsoever under this Agreement.

IN WITNESS WHEREOF, the Parties hereunto have caused this Manufacturing/Supply Agreement to be executed in duplicate by their duly authorized representatives as of the date first above written.
ABI:                                                                                             CYTO:

AMARILLO BIOSCIENCES, INC.                                                           CYTOPHARM, INC.

By:     /s/ Joseph M. Cummins                                                                  By:     /s/ Ellson Y. Chen
      Dr. Joseph M. Cummins                                                                             Dr. Ellson Y. Chen
      President and CEO                                                                                      Chairman of the Board of Director